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                             [Letterhead Alpharma]

November 22, 2006
                                                                        Contact:
                                       Kathleen Makrakis - VP Investor Relations
                                                  Kathleen.makrakis@alpharma.com
                                                                    201.228.5085


        ALPHARMA ANNOUNCES ADOPTION OF PUBLIC SHAREHOLDER PROTECTION PLAN


Fort Lee, New Jersey...November 22, 2006...Alpharma Inc. today announced that its Board of Directors has approved the adoption of a public shareholder protection plan ("shareholder plan") which provides for the right, exercisable by the holders of the shares (other than the Acquiring Person, as defined in the shareholder plan), to purchase shares of a new series of preferred stock in the event the holders of the company's Class B shares take certain actions which could impact the value of the Company's Class A shares unless such action is approved by both directors of the Company independent of the Class B shareholders and a majority of the votes of the independent shareholders.

In September 2006, the holder of the company's Class B shares, A.L. Industrier ASA,("ALI"), disclosed in a filing with the Securities and Exchange Commission (the "SEC"), that ALI may consider proposals in the future that would result in the disposition of the Class B shares. These shares have voting power that result in effective control of the company. The company has been in discussions with ALI regarding the purchase of the Class B shares by the company and the public shareholder protection plan was adopted in order to safeguard the interests of the company's shareholders. The protections in the plan are not triggered in the event of a sale of the B shares by ALI. The company can provide no assurance that a repurchase of the B shares by the company will be consummated, or if consummated, regarding the terms or consideration to be paid. A copy of the public shareholder protection plan is being filed with the SEC and shall be available on the SEC's website (www.sec.gov).

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine- based extended release KADIAN(R) product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

Alpharma press releases are also available at our website:
http://www.alpharma.com.
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